Exhibit 99.1

ARC GROUP WORLDWIDE, INC.

2015 EQUITY INCENTIVE PLAN

1. Purposes of the Plan

The purpose of this Plan is to attract, retain and motivate eligible persons by providing the opportunity to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company’s shareholders and to promote the success of the Company’s business.

2. Definitions

The following definitions apply to this Plan:

“Administrator” means the Compensation Committee of the Board which shall administer the Plan, provided, however, the Board as a whole shall act as the Administrator with respect to all grants of Awards under the Plan to Outside Directors.

“Affiliate” means with respect to any Person, (i) any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person or (iii) any other Person in which the Company has a significant equity interest; in either case as determined by the Administrator, whether now or hereafter existing. For purpose of this definitions, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Award” means, individually or collectively, any right granted under the Plan including Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus, Performance Unit or Performance Share granted under the Plan.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cause” means (i) Participant’s willful failure or refusal to perform in any material respect his or her duties or responsibilities to the Company or deliberate violation of any material policy of the Company, in effect from time to time; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as otherwise provided in the Plan, or any Award Agreement or employment agreement or Service Provider agreement, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement or Service Provider agreement or Award Agreement with any Participant, provided that such document expressly states that it supersedes the foregoing definition.

“Change in Control” means the occurrence of any of the following events:

(i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this Plan, the acquisition of additional Company securities on or after the date of adoption of this Plan by the shareholders of the Company by (x) any Person or Group who owns or is deemed to beneficially own more than fifty percent (50%) of the total voting power of the securities of the Company; or (y) any Person or Group who owns or has been deemed to beneficially own more than fifty percent (50%) of the total voting power of the securities of the Company within the twelve months preceding the date of adoption of this Plan by the shareholders of the Company, will in either such case not be considered a Change in Control;

(ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

(iv) any other transaction which qualifies as a corporate reorganization under Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company); or

(v) a change in the effective control of the Company that occurs on the date that all members of the Board are replaced during any calender quarter by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board immediately preceding the date of the appointment or election of the successor members of the Board, provided, however, for purpose of this Plan, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.

(A) Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(B) Notwithstanding anything to the contrary herein, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

(C) A transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“Committee” means a committee of Directors or of other individuals constituted in accordance with Section 4 of this Plan and compliant with any applicable Laws.

“Common Stock” means the Company common stock, par value $.0005 per share.

“Company” means ARC Group Worldwide, Inc., a Utah corporation, and any successor thereto.

“Consultant” means any Person employed and/or engaged as a consultant or adviser by the Company.

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Employee” means any natural person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Directors shall not be construed as Employees consequent to the payment of any fees paid by the Company to any Directors.

“Employer” means Participant’s employer or former employer, as applicable.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Program” means a program under which (i) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (ii) the exercise price of an outstanding Award is increased or reduced.

“Fair Market Value” means, the closing sales price for a share of Common Stock, as quoted on any national securities exchange on which Company Common Stock is listed on such date of determination, as reported by Bloomberg or such other source as the Administrator deems reliable, or if none of the foregoing is applicable, as determined by the Administrator, acting in good faith.

“Fiscal Year” means the fiscal year of the Company.

“Group” means a group of persons acting together with respect to the acquisition of securities and required to file reports, or amendments thereto, with the U.S. Securities & Exchange commission in compliance with Regulation 13D or 13G promulgated under the Exchange Act.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code.

“Law” and “Laws” means each and every applicable U.S. state and federal laws, the Code, any rules of any stock exchange (or quotation system) on which the Common Stock is listed or quoted, and any foreign laws in any jurisdiction where Awards are granted or planned to be granted under the Plan.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Nonstatutory Stock Option” means an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a natural person serving as an officer of the Company within the definition of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means a stock option granted pursuant to the Plan.

“Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means an eligible Person to whom an Award is granted pursuant to the Plan or, if applicable, such other Person who holds an outstanding Award.

“Performance Award” means an Award granted pursuant to Section 12 of the Plan.

“Performance Factors” means any of the factors selected by the Administrator and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the Performance Goals established by the Administrator with respect to applicable Awards have been satisfied:  profit before tax; billings; revenue; net revenue; earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings); operating income; operating margin; operating profit; controllable operating profit, or net operating profit; net profit; gross margin; operating expenses or operating expenses as a percentage of revenue; net income; earnings per share; total shareholder return; market share; return on assets or net assets; the company’s stock price; growth in shareholder value relative to a pre-determined index; return on equity; return on invested capital; cash flow (including free cash flow or operating cash flows); cash conversion cycle; economic value added; individual confidential business objectives; contract awards or backlog; overhead or other expense reduction; credit rating; strategic plan development and implementation; succession plan development and implementation; improvement in workforce diversity; customer indicators; new product invention or innovation; attainment of research and development milestones; improvements in productivity; bookings; attainment of objective operating goals and employee metrics; and any other metric that is capable of measurement as determined by the Administrator.  The Administrator may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Administrator’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Administrator to make or not make any such equitable adjustments.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Administrator for the Performance Period based upon the Performance Factors.

“Performance Period” means the period of service determined by the Administrator, not to exceed five (5) years, during which the Performance Goals or other vesting provisions must be for an Award.

“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 12 of this Plan.

“Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 12 of this Plan.

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

“Person” means any natural person, business, corporation, partnership, association, limited liability company, joint venture, business enterprise, trust or other entity.

“Plan” means this ARC Group Worldwide, Inc. 2015 Equity Incentive Plan.

“Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

“Section 16(b)” means Section 16(b) of the Exchange Act.

“Service” shall mean service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate of the Company, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement.  An Employee will not be deemed to have ceased to provide Service in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Company; provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company. In the case of any Employee on an approved leave of absence or a reduction in hours worked, the Company may make such provisions respecting suspension of or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military leave, if required by applicable Laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide Services to the Company throughout the leave on the same terms as he or she was providing Services immediately prior to such leave. Except as set forth in this definition, an Employee shall have terminated employment as of the date he or she ceases to provide Services (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local Laws, provided however, that a change in status from an Employee to a Consultant shall not terminate the service provider’s Service, unless determined by the Administrator, in its sole discretion. The Administrator will have sole discretion to determine whether a Participant has ceased to provide Services and the effective date on which the Participant ceased to provide Services.

“Service Provider” means any Person serving as an Employee, Director or Consultant of the Company.

“Shares” means shares of the Company’s Common Stock and the common stock of any successor security.

“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 11 is designated as a Stock Appreciation Right.

“Stock Bonus” means an Award granted pursuant to Section 10 of the Plan.

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Shares Subject to the Plan

(a)                                 Shares Subject to the Plan. The total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is 950,000 Shares.

(b)                                 Reversion Shares. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock,

Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(c)                                  Reserved Shares. At all times the Company shall reserve and keep available a sufficient number of Shares as necessary to satisfy the requirements of all outstanding Awards granted under this Plan.

4. Administration of the Plan

(a)                                 Procedures.

(i) Administration.  The Board shall appoint the Compensation Committee of the Board to administer the Plan.  Subject to all other terms and conditions of this Plan, and to the direction of the Board, the Administrator will have full power to implement and carry out this Plan, provided, however, the Board shall establish the terms for the grant of any and all Awards to Non-Employee Directors.  Separate Committees may administer different aspects of the Plan with respect to different Participants and/or different groups of Service Providers.  At the determination of the Administrator, the administration and Awards granted under the Plan will be structured to satisfy the requirements for exemption under Rule 16b-3 promulgated under the Exchange Act.

(ii) Section 162(m). When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors and shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors.

(iii) Grants to Outside Directors.  The full Board will make participation and compensation determinations as to Outside Directors.

(b)                                 Powers of the Administrator.  The Administrator will have the authority, in its discretion, subject to all other provisions of this Plan, and each other Committee formed by the Board or the Administrator for purposes of administration of the Plan, will have authority in its respective discretion, to take any and all of the following actions:

(i) determine the Fair Market Value and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(ii) select Persons to receive Awards;

(iii) to determine the number of Shares or other consideration subject to Awards;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to implement and determine the terms and conditions of any Exchange Program;

(vii) to construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(ix) to modify or amend each Award and grant waivers, and exercise any and all other discretionary authority permitted under this Plan;

(x) to reduce or waive any criteria with respect to Performance Factors and to adjust Performance Factors to take into account changes in law and accounting or tax rules as the Administrator deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;

(xi) to make all other determinations which the Administrator deems necessary and advisable for administering the Plan.

(c)                                  Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on the Company and all persons having an interest in any Award under the Plan.

5. Eligibility

Incentive Stock Options may be granted only to Employees.  All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors; provided such Consultants, Directors and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

6. Stock Options

(a)                                 Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares underlying Incentive Stock Options exercisable for the first time by the Participant during any calendar year (including all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), all such Options will be construed as Nonstatutory Stock Options. Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date the Option for such Shares is granted.  If for any reason any Option (or portion thereof) does not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, the Option (or portion thereof) shall be treated as a Nonstatutory Option granted under the Plan. In no event will the Administrator, the Company or any Parent or Subsidiary or any of their respective Employees or Directors have any liability to Participant (or any other Person) due to the failure of the Option to qualify for any reason as an Incentive Stock Option.

(b)                                 Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Options the term will be ten (10) years from the date of grant or such shorter term as specified in the respective Award Agreement.  Incentive Stock Options granted to a Participant who, at the time the Incentive Stock Option is granted, owns ten percent (10%) or more of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary will be subject to a five (5) year term from the date of grant or such shorter term as specified in the Award Agreement.

(c)                                  Exercise and Consideration.

(i) Exercise Price. The Exercise Price of an Option will be determined by the Administrator when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any Incentive Stock Option granted to a Ten Percent Shareholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with the respective Award Agreement and in accordance with any procedures established by the Company.

(ii) Exercise Period and Exercise Dates. Options granted under the Plans will vest and become exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement, including, without limitation, the period within which the Option may be exercised and any other conditions which must be satisfied prior to such exercise.

(iii) Consideration. Payment from a Participant for Shares or any other instruments purchased pursuant to an Award made under this Plan may be made in cash or by check or, where expressly approved for the Participant by the Administrator and where permitted by Law (and to the extent not otherwise set forth in the applicable Award Agreement) in the following manner: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided that such Shares have a Fair Market Value on the date of tender equal to the total exercise price of the Shares underlying the Option exercised; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise procedure; (6) any combination of the foregoing; or (7) any other consideration and method of payment acceptable to the Administrator, as determined in its sole discretion, as permitted by applicable Laws.

(d)                                 Exercise of Option.

(i) Method of Exercise. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such other conditions which are determined as reasonable and necessary by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be construed as exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the Person entitled to exercise the Option, and (ii) payment in full for the Shares underlying the Option exercised (together with all applicable taxes). The consideration and method of payment for such exercise may be by any means authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the registrar of the transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. To the extent all conditions of exercise have been satisfied, the Company will cause the Shares to be issued with respect to such exercise as soon as reasonably possible thereafter.

(ii) Termination of Relationship as a Service Provider. If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates not later than ninety (90) days after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Administrator, with any exercise beyond ninety (90) days after the date Participant’s Service terminates deemed to be the exercise of Nonstatutory Stock Option), but in any event not later than the expiration date of the Options.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares underlying the unvested portion of the Option will no longer be exercisable and may be returned to the Plan by the Administrator.  If after termination the Participant does not exercise his or her Option within the time period specified by the Administrator, the Option will expire and the Shares underlying the Option will no longer be available for exercise by the Participant and may be returned to the Plan by the Administrator.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within the period of time specified in the Award Agreement to the extent the Option is vested on the date of termination (but not later than the expiration of the term of the Option as set forth in the Award Agreement). In the absence of a specified exercise term in the Award Agreement, the Option will remain exercisable for three hundred sixty five (365) days following the Participant’s termination. If the Participant is not fully vested with respect to the Option, the Shares underlying the unvested portion of the Option will no longer be available for exercise by the Participant and may be returned to the Plan by the Administrator.  If after termination the Participant does not exercise his or her Option within the time specified, the Shares underlying by the Option will no longer be available for exercise by the Participant and may be returned to the Plan by the Administrator.

(iv) Death of Participant.  If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within ninety (90) days after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, not later than three hundred sixty five (365) days after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Administrator), but in any event not later than the expiration date of the Options.

(v) Extension if Exercise Prevented by Law.  Notwithstanding anything to the contrary in this Plan, if the exercise of an Option is prevented by operation of any applicable Laws, the Option shall remain exercisable for such additional period of time as determined by the Administrator, in its sole discretion, after the date the Participant is notified by the Company that the Option is not exercisable, provided, however, such extended exercise period shall not exceed the term of the Option as stated in the Award Agreement.

(vi) Cause. Notwithstanding anything to the contrary in this Plan, if the Participant is terminated for Cause, then Participant’s all outstanding Options (whether or not vested) shall terminate and cease to be exercisable as of Participant’s date of termination of Service, or at such later time and on such conditions as determined by the Administrator, but in no event later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, “Cause” shall have the meaning set forth in the Plan.

7. Exceptions to Issuances of Shares

The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign Law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such authority, registration, qualification or compliance has not been obtained.

8.  Restricted Stock

(a)                                 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)                                 Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)                                  Transferability. Except as provided in this Section 8 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

(d)                                 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)                                  Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)                                   Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)                                  Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)                                 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

(a)                                 Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)                                 Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c)                                  Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)                                 Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)                                  Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Stock Bonus Awards.

A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

(a)  Terms of Stock Bonus Awards. The Administrator will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of Performance Goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Administrator shall: (i) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (ii) select from among the Performance Factors to be used to measure Performance Goals; and (iii) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different Performance Goals and other criteria.

(b)  Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Administrator.

(c)  Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Administrator).

11.  Stock Appreciation Rights

(a)                                 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)                                 Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)                                  Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)                                 Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)                                  Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise of Options also will apply to Stock Appreciation Rights.

(f)                                   Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

12.  Performance Units and Performance Shares

(a)                                 Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)                                 Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)                                  Performance Goals and Other Terms. The Administrator will establish Performance Goals or set other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and the Performance Goals that are to be achieved by the Participant and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set Performance Goals based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)                                 Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any Performance Goals or other vesting provisions for such Performance Unit/Share. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Units/Shares for such Performance Period.

(e)                                  Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)                                   Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

13. [Reserved]

14. Transferability of Awards

An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Administrator authorizes an Award to be transferable, such Award may contain additional terms and conditions which the Administrator determines are reasonable and necessary and otherwise consistent with the terms and conditions of this Plan.

15. Adjustments; Change In Control

(a)                                 Adjustments. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, the Administrator, in order to maintain the proportionate benefits intended to be made available under the Plan, will adjust the number of Shares that may be delivered under the Plan and the number and price of Shares underlying each outstanding Award.

(b)                                 Change in Control.

(I)                                   In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that (i) Awards may be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this subsection 15(b), the Administrator will not be required to treat all Awards similarly in the transaction.

(II)                              In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

(III)                         For the purposes of this subsection (b), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(IV)                          Notwithstanding anything in this Section 15(b) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(c)                                  Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

(d)                                 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

16. Tax Matters

(a)                                 Withholding Requirements. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company, or to the Parent or Subsidiary employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax liability legally due from the Participant.

(b)                                 Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of applicable Laws, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or (iv) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)                                  Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

17. Employment & Services

(a)                                 Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Parent or Subsidiary of the Company, nor will they interfere in any way with the Participant’s right or the Company’s right, or Parent’s or Subsidiary’s right, to terminate such relationship at any time, with or without cause, to the extent permitted by applicable Laws.

(b)                                 The Company shall not be liable for any foreign currency exchange rate fluctuation that may affect the value of any Option or of any amounts due from the Participant upon exercise of any Option or the subsequent sale of any Shares acquired upon exercise of any Option.

(c)                                  Any and all Options and Shares subject to Options shall not at any time or for any reason be construed as part of any normal or expected compensation or salary by any Participant.

(d)                                 No Participant shall bring any claim or exercise any rights against the Company regarding entitlement to compensation or damages relating to the forfeiture of any Award resulting from the termination of Participant’s engagement or cessation of provision of Services as a Service Provider.

18. Date of Grant

The date of grant of an Award will be the date on which the Administrator makes the determination granting such Award, or such other later date determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term

The Plan will become effective upon its approval by the shareholders of the Company. Following approval, the Plan will remain in effect for a term of ten (10) years from the date of its approval by the shareholders, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan

The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval under applicable Laws; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

21. Conditions for Issuance of Shares

(a)                                 Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)                                 Investment Representations. As a condition to the exercise of an Award, the Company may require the Person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c)                                  Each Participant who receives an Award shall comply with any and all policies adopted by the Company from time to time covering transactions in the Company’s securities by Employees, Officers and/or Directors of the Company.

22. Shareholder Approval

This Plan shall be submitted for the approval of the Company’s shareholders, consistent with applicable Laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

#                                         #                                         #